Exhibit 10.52

AMENDMENT No. 1, dated as of January 24, 2007, to CONSULTING AGREEMENT dated as of January 3, 2007 (the “Agreement”) by and between Lenox Group Inc., with principal offices at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“LGI” or the “Company”) and CARL MARKS ADVISORY GROUP LLC, with principal offices at 900 Third Avenue, 33rd Floor, New York, NY 10022 (“CMAG” or “Consultant”).

1.	Scope

Section 2 of the Agreement (captioned “Scope”) shall be amended as follows:

CMAG will provide LGI another financial management resource with the addition of a Managing Director on a monthly basis to assist in the development of the 2007 business plan incorporating cost savings and profit improvement actions plans to be developed in conjunction with LGI management and to assist in financial analysis and modeling related to the overall business, segment profitability and balance sheet tasks.

2.	Compensation

Section 4 of the Agreement (captioned “Compensation”) shall be amended as follows:

For the services provided by this additional Managing Director, LGI shall pay CMAG a fee of $50,000 per monthly period. LGI shall pay the fixed monthly fee to CMAG on the first day of each monthly period in which these additional consulting services are to be provided. It is estimated that the work to be performed by this additional resource will require approximately two months to complete. It is understood that the monthly fee for January 2007 will be pro rated based on the days actually worked in this month.

3.	Continued Binding Effect of Agreement

Except as specifically modified in this Amendment No. 1, the Agreement as heretofore amended shall continue in full force and effect and, as modified herein, shall be binding in all respects on the parties hereto.

IN WITNESS WHEREOF the parties have executed and delivered this Amendment No. 1 as of the date first above written.

LENOX GROUP INC.

By:
Stewart M. Kasen Lead Director

CARL MARKS ADVISORY GROUP LLC

By:
Marc L. Pfefferle Partner